Exhibit 99.1

Enphase Energy Reports Record Financial Results for the Third Quarter of 2014
Record revenue of $99.1 million and strong 60% year-over-year revenue growth drives profitability
PETALUMA, Calif., November 4, 2014—Enphase Energy, Inc. (NASDAQ: ENPH) announced today financial results for the third quarter ended September 30, 2014.
Third Quarter 2014 Financial Highlights

•	Revenue of $99.1 million, up 60 percent year-over-year

•	Shipped 170MW (AC) of microinverter systems, up 81 percent year-over-year

•	Non-GAAP gross margin of 33.0 percent, up 470 basis points year-over-year

•	Non-GAAP operating income of $4.8 million

•	Non-GAAP net income of $3.8 million

•	Non-GAAP diluted earnings per share of $0.08

•	Strong positive cash flow from operations of $11.2 million
Enphase Energy reported total revenue for the third quarter of 2014 of $99.1 million, an increase of 60 percent compared to the third quarter of 2013, and an increase of 21 percent compared to the second quarter of 2014. During the third quarter of 2014, Enphase sold 170MW (AC) or 760,000 microinverters, an increase in MW of 81 percent compared to the third quarter of 2013.
GAAP gross margin for the third quarter of 2014 was 32.8 percent, compared to 28.1 percent in the third quarter of 2013. Non-GAAP gross margin was 33.0 percent, compared to 28.3 percent for the third quarter of 2013.
GAAP operating expenses for the third quarter of 2014 were $30.6 million and non-GAAP operating expenses were $28.0 million.
GAAP operating income for the third quarter of 2014 was $1.9 million, and non-GAAP operating income was $4.8 million, compared to a GAAP operating loss of $5.3 million and non-GAAP operating loss of $2.9 million in the third quarter of 2013.
During the third quarter of 2014, the Company achieved GAAP net income for the first time. GAAP net income was $0.8 million, or $0.02 per diluted share, compared to a GAAP net loss of $6.3 million, or a net loss of $0.15 per share in the third quarter of 2013. On a non-GAAP basis, net income was $3.8 million, or $0.08 per diluted share, compared to a non-GAAP net loss of $3.6 million, or a net loss of $0.09 per share in the third quarter of 2013.
The Company generated $11.2 million of cash from operations and exited the third quarter with a total cash balance of $44.5 million.
“We delivered outstanding financial results for the third quarter of 2014,” said Paul Nahi, CEO of Enphase Energy. “Increasing global demand for our microinverter systems resulted in record megawatt shipments and 60 percent year-over-year revenue growth. We also made significant progress driving our bottom line results and achieving record profitability. In addition to the strong business momentum, we recently introduced the Enphase Energy Management System at Solar Power International, featuring our 5th generation microinverter system and our storage solution, the Enphase AC Battery.”
“I am extremely pleased with our record financial results for the third quarter of 2014,” said Kris Sennesael, CFO of Enphase Energy. “Our continued focus on a balanced profitable growth strategy enabled us to achieve record revenue, while driving operating leverage to increase profitability and generate strong positive cash flow.”
Business Outlook
“In line with normal seasonality, we expect revenue for the fourth quarter of 2014 to be within a range of $98 million to $103 million,” stated Mr. Sennesael. “At the midpoint of the revenue outlook range, revenue would be up 50 percent, compared to the fourth quarter of 2013. We expect gross margin to be within a range of 31 percent to 33 percent. We also expect non-GAAP operating expenses for the fourth quarter of 2014 to be up 8 to 10 percent, compared to the third quarter of 2014, as we continue to invest in research and development to support new and innovative products and systems.”

Use of Non-GAAP Financial Measures
The Company has presented certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that either exclude or include amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. Reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in the accompanying tables to this press release. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Enphase believes that these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.
Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its third quarter results and fourth quarter 2014 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Open to the public, investors may access the call by dialing 877-644-1284; participant passcode 21268833. A live webcast of the conference call, together with accompanying presentation slides, will also be accessible from the “Investor Relations” section of the Company's website at investor.enphase.com. Following the webcast, an archived version will be available on the website for 30 days. In addition, an audio replay of the conference call will be available by calling 855-859-2056; participant pass code 21268833 beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to Enphase Energy's financial performance, market demands for its microinverters, advantages of its technology, market trends, future products, and future financial performance. These forward-looking statements are based on the Company's current expectations and inherently involve significant risks and uncertainties. Enphase Energy's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the future demands for solar energy solutions; the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications; the Company's ability to achieve broader market acceptance of its microinverter systems and to develop new and enhanced products in response to customer demands and rapid market and technological changes in the solar industry; the success of competing solar solutions that are or become available; the Company's ability to effectively manage the growth of its organization and expansion into new markets and to maintain or achieve anticipated product quality, product performance and cost metrics; competition and other factors that may cause potential future price reductions for its products; the Company's ability to optimally match production with demand and dependence on a limited number of outside contract manufacturers and lack of supply contracts with these manufacturers; general economic conditions in domestic and international markets and other risks included under the captions “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which is on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Enphase Energy's Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, which will be filed with the SEC in the fourth quarter of 2014. All information set forth in this press release and its attachments is as of November 4, 2014. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.
A copy of this press release can be found on the investor relations page of Enphase Energy's website at investor.enphase.com.

About Enphase Energy, Inc.
Enphase Energy delivers microinverter technology for the solar industry that increases energy production, simplifies design and installation, improves system uptime and reliability, reduces fire safety risk and provides a platform for intelligent energy management. Our semiconductor-based microinverter system converts energy at the individual module level and brings a system-based, high technology approach to solar energy generation. www.enphase.com
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Contacts

Christina Carrabino, Enphase Energy
Investor Relations
pr@enphaseenergy.com
+1-707-763-4784, ext. 7294

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net revenues	$99,113	$62,046	$238,697	$165,790
Cost of revenues	66,592	44,611	160,689	119,870
Gross profit	32,521	17,435	78,008	45,920
Operating expenses:
Research and development	12,112	8,293	32,346	25,803
Sales and marketing	9,884	8,550	29,205	22,765
General and administrative	8,632	5,937	22,837	17,899
Total operating expenses	30,628	22,780	84,388	66,467
Income (loss) from operations	1,893	(5,345)	(6,380)	(20,547)
Other income (expense), net:
Interest expense	(356)	(437)	(1,291)	(1,385)
Other expense, net	(597)	(378)	(432)	(724)
Total other income (expense), net	(953)	(815)	(1,723)	(2,109)
Income (loss) before income taxes	940	(6,160)	(8,103)	(22,656)
Provision for income taxes	(127)	(141)	(351)	(447)
Net income (loss)	$813	$(6,301)	$(8,454)	$(23,103)
Net income (loss) per share:
Basic	$0.02	$(0.15)	$(0.20)	$(0.56)
Diluted	$0.02	$(0.15)	$(0.20)	$(0.56)
Shares used in per share calculation:
Basic	43,128	41,777	42,664	41,517
Diluted	48,786	41,777	42,664	41,517

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$44,537	$38,190
Accounts receivable, net	49,270	32,084
Inventory	15,488	16,580
Prepaid expenses and other	5,194	3,655
Total current assets	114,489	90,509
Property and equipment, net	28,825	24,853
Other assets	1,410	1,307
Total assets	$144,724	$116,669
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,992	$7,363
Accrued liabilities	30,655	19,722
Deferred revenues	2,418	2,773
Term loans, current portion	2,888	3,507
Total current liabilities	57,953	33,365
Long-term liabilities:
Deferred revenues, noncurrent	15,339	11,284
Warranty obligations, noncurrent	24,558	25,490
Other liabilities	1,439	1,154
Term loans, noncurrent	2,973	5,170
Total liabilities	102,262	76,463
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital	203,911	192,916
Accumulated deficit	(161,393)	(152,939)
Accumulated other comprehensive (loss) income	(56)	229
Total stockholders’ equity	42,462	40,206
Total liabilities and stockholders’ equity	$144,724	$116,669

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(8,454)	$(23,103)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	6,004	5,122
Provision for doubtful accounts	711	665
Net loss on disposal of assets	247	82
Non-cash interest expense	256	322
Stock-based compensation	7,037	4,955
Changes in operating assets and liabilities:
Accounts receivable	(17,897)	(7,666)
Inventory	1,092	(4,549)
Prepaid expenses and other assets	(1,867)	(969)
Accounts payable, accrued and other liabilities	24,513	11,855
Deferred revenues	3,700	4,835
Net cash provided by (used in) operating activities	15,342	(8,451)
Cash flows from investing activities:
Purchases of property and equipment	(9,836)	(4,886)
Net cash used in investing activities	(9,836)	(4,886)
Cash flows from financing activities:
Repayments of term loans	(2,847)	(1,815)
Principal payments under capital leases	—	(40)
Proceeds from issuance of common stock under employee stock plans	3,958	1,672
Net cash provided by (used in) financing activities	1,111	(183)
Effect of exchange rate changes on cash	(270)	4
Net increase (decrease) in cash and cash equivalents	6,347	(13,516)
Cash and cash equivalents—Beginning of period	38,190	45,294
Cash and cash equivalents—End of period	$44,537	$31,778

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Gross profit (GAAP)	$32,521	$17,435	$78,008	$45,920
Stock-based compensation	229	137	572	309
Gross profit (Non-GAAP)	$32,750	$17,572	$78,580	$46,229

Gross margin (GAAP)	32.8%	28.1%	32.7%	27.7%
Stock-based compensation	0.2%	0.2%	0.2%	0.2%
Gross margin (Non-GAAP)	33.0%	28.3%	32.9%	27.9%

Operating expenses (GAAP)	$30,628	$22,780	$84,388	$66,467
Stock-based compensation(1)	(2,301)	(1,908)	(6,465)	(4,646)
Secondary offering expenses	(365)	—	(365)	—
Severance costs	—	(422)	—	(578)
Operating expenses (Non-GAAP)	$27,962	$20,450	$77,558	$61,243

(1) Includes stock-based compensation as follows:
Research and development	$824	$625	$2,215	$1,541
Sales and marketing	635	542	1,816	1,317
General and administrative	842	741	2,434	1,788
Total	$2,301	$1,908	$6,465	$4,646

Income (loss) from operations (GAAP)	$1,893	$(5,345)	$(6,380)	$(20,547)
Stock-based compensation	2,530	2,045	7,037	4,955
Secondary offering expenses	365	—	365	—
Severance costs	—	422	—	578
Income (loss) from operations (Non-GAAP)	$4,788	$(2,878)	$1,022	$(15,014)

Net income (loss) (GAAP)	$813	$(6,301)	$(8,454)	$(23,103)
Stock-based compensation	2,530	2,045	7,037	4,955
Secondary offering expenses	365	—	365	—
Severance costs	—	422	—	578
Non-cash interest expense	65	214	256	322
Net income (loss) (Non-GAAP)	$3,773	$(3,620)	$(796)	$(17,248)

Net income (loss) per share, diluted (GAAP)	$0.02	$(0.15)	$(0.20)	$(0.56)
Stock-based compensation	0.06	0.05	0.17	0.12
Secondary offering expenses	—	—	—	—
Severance costs	—	0.01	—	0.01
Non-cash interest expense	—	—	0.01	0.01
Net income (loss) per share, diluted (Non-GAAP)	$0.08	$(0.09)	$(0.02)	$(0.42)

Shares used in per share calculation, diluted (GAAP and Non-GAAP)	48,786	41,777	42,664	41,517

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